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                  [Letterhead of Fulbright & Jaworski L.L.P.]


August 28, 1995



Weatherford International Incorporated
1360 Post Oak Boulevard, Suite 1000
Houston, Texas  77056-3098

Ladies and Gentlemen:

  We have acted as counsel for Weatherford International Incorporated, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 24,100,000 shares (the "Shares") of the Company's common stock, $.10 par value, to be issued upon the terms and subject to the conditions set forth in the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") contained in the Registration Statement on Form S-4 (the "Registration Statement") relating thereto to be filed with the Securities and Exchange Commission by the Company on August 29, 1995. The Shares are to be issued in connection with the merger (the "Merger") of Enterra Corporation, a Delaware corporation ("Enterra"), with and into the Company. In this connection, we have assisted in the preparation of the description of the United States federal income tax consequences of the Merger to the Company, Enterra and the stockholders of Enterra contained in the Joint Proxy Statement/Prospectus under the caption entitled "Certain U.S. Federal Income Tax Consequences" (the "Tax Summary").

  In connection with this opinion, we have reviewed the Joint Proxy Statement/Prospectus and we have assumed that all facts described therein are true, accurate and complete. Based upon the assumptions set forth herein, such legal considerations as we deem relevant and other qualifications contained in this letter, it is our opinion that the discussion and the legal conclusions set forth in the Tax Summary are accurate and complete in all material respects and address all material United States federal income tax considerations with respect to the matters set forth therein.

  The opinion expressed herein is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations (including proposed regulations), judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service ("IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to the Company, Enterra and the stockholders of Enterra.

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Weatherford International Incorporated
August 28, 1995
Page 2

  Our opinion is limited to the specific conclusions with respect to the United States federal income tax consequences set forth in the Tax Summary, and no other opinions are expressed or implied. Specifically, no opinions are expressed as to state, local or foreign tax consequences or United States federal estate or gift tax consequences.

  This opinion is rendered solely for the benefit of the Company and is not to be used, circulated, copied, quoted or referred to without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm in the Tax Summary.

                                              Very truly yours,



                                              Fulbright & Jaworski L.L.P.